March 7, 2019

AmericaFirst Quantitative Funds

300 Harding Blvd., Suite 215

Roseville, CA  95678

Re: AmericaFirst Quantitative Funds File No. 333-228478

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the AmericaFirst Quantitative Funds Registration Statement on Form N-14 (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP